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Exhibit 11

OFFICEMAX INCORPORATED AND SUBSIDIARIES
Computation of Per Share Earnings

	Year Ended December 31
	2004	2003	2002
	(thousands, except per-share amounts)
Basic
Income from continuing operations	$234,125	$35,380	$19,629
Preferred dividends(a)	(11,917)	(13,061)	(13,101)

Basic income before discontinued operations and cumulative effect of accounting changes	222, 208	22,319	6,528
Loss from discontinued operations	(61,067)	(18,305)	(8,289)
Cumulative effect of accounting changes, net of income tax	—	(8,803)	—

Basic income (loss)	$161,141	$(4,789)	$(1,761)

Average shares used to determine basic income (loss) per common share	86,917	60,093	58,216

Basic income (loss) per common share:
Continuing operations	$2.55	$0.37	$0.11
Discontinued operations	(0.70)	(0.30)	(0.14)
Cumulative effect of accounting changes, net of income tax	—	(0.15)	—

Basic income (loss) per common share	$1.85	$(0.08)	$(0.03)

Diluted
Basic income before discontinued operations and cumulative effect of accounting changes	$222,208	$22,319	$6,528
Preferred dividends eliminated	11,917	13,061	13,101
Supplemental ESOP contribution	(10,833)	(11,829)	(11,809)

Diluted income before discontinued operations and cumulative effect of accounting changes	223,292	23,551	7,820
Loss from discontinued operations	(61,067)	(18,305)	(8,289)
Cumulative effect of accounting changes, net of income tax	—	(8,803)	—

Diluted income (loss)	$162,225	$(3,557)	$469

Average shares used to determine basic income (loss) per common share	86,917	60,093	58,216
Restricted stock, stock options and other	1,857	734	355
Series D Convertible Preferred Stock	2,880	3,353	3,519

Average shares used to determine diluted income (loss) per common share	91,654	64,180	62,090

Diluted income (loss) per common share:
Continuing operations	$2.44	$0.37	$0.12
Discontinued operations	(0.67)	(0.29)	(0.13)
Cumulative effect of accounting changes, net of income tax	—	(0.14)	—

Diluted income (loss) per common share(b)	$1.77	$(0.06)	$(0.01)

(a)
The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's ESOP (employee stock ownership plan) is net of a tax benefit.

(b)
For the years ended December 31, 2003 and 2002, the computation of diluted loss per common share was antidilutive; therefore, amounts reported for basic and diluted loss were the same.

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  Exhibit 11